EXHIBIT 10.18

KEMPHARM, INC.

EMPLOYMENT AGREEMENT

GORDON K. JOHNSON

DATED JULY 10, 2013

- i -

Table of Contents

(continued)

- ii -

TABLE OF DEFINED TERMS

SECTION
“Accrued Benefits”	5A
“Accountant”	6A
“Agreement”	Intro
“Base Salary”	2A
“Board of Directors”	1C
“CFO”	Intro
“Commercialization”	2B(4)
“Common Stock”	2C
“Company”	Intro
“Compensation Committee”	2A
“Confidential Information”	8A
“COO”	Intro
“Date of Termination”	5E
“Debt Private Placement Offering”	2A(1)
“Effective Date”	1B
“Excise Tax”	6A
“Executive”	Into
“Fundraising Transaction”	2B(2)
“Fundraising Transaction Cash Bonus”	2B(2)
“Good Reason”	2D(3)(iv)
“IPO”	2A(2)
“Minimum Debt Raise”	2A(1)
“Minimum Debt Raise Bonus”	2B(1)
“Minimum Debt Raise Date”	2A(1)
“National Securities Exchange”	2A(2)
“Notice of Termination”	5E
“Parachute Payment”	6A
“Party”	Intro
“Parties”	Intro
“Reduced Payment”	6B
“Restricted Period”	9A
“Sale”	2B(3)
“Sale Cash Bonus”	2B(3)
“Sign-On Option”	2C(1)
“Stock Plan”	12C
“Strategic Partnership Cash Bonus”	2B(4)
“Strategic Partnership Event”	2B(4)
“Strategic Partnership Payment”	2B(4)
“Tax Determination”	6D
“Term”	1B
“Total Disability”	2D(3)(iii)
“Units”	2A(1)
“with Cause”	2D(3)(i)
“without Cause”	2D(3)(ii)
“Work Product” 7A
“1933 Act”	2A(1)

- iii -

KEMPHARM, INC.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of the 10th day of July 2013, by and between KEMPHARM, INC., an Iowa corporation (the “Company”) and GORDON K. JOHNSON (“Executive”) (each being a “Party” hereto and together constituting the “Parties”).

WHEREAS, Executive desires to be employed by Company as its Chief Operating Officer (“COO”) and Chief Financial Officer (“CFO”) and Company desires to employ Executive in such capacity under the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.	Employment.

A. Employment. Company hereby employs Executive and Executive hereby accepts such employment with Company as COO and CFO, or in such other capacities as Company shall reasonably determine from time to time, upon the terms and conditions set forth in this Agreement.

B. Effective Date and Term. Company’s employment of Executive shall commence effective as of July 10, 2013 (the “Effective Date”), and continue until the Date of Termination (defined in Section 5(E)) (hereinafter such period of time from the commencement until termination of the employment shall be referred to as the “Term”).

C. Duties of Executive. During the Term, all of the following shall apply: Executive shall carry out, perform and comply with such orders, directions, rules and policies as are assigned or set by Company’s president or board of directors (the “Board of Directors”) from time to time. Executive shall report to, receive directions from and be reviewed by Company’s president and Board of Directors. Executive’s duties shall include the duties and responsibilities commonly associated with a chief financial officer and chief operating officer, including, without limitation, the responsibilities set forth in the attached Exhibit A. The Parties acknowledge and agree that the objectives set forth in the attached Exhibit B constitute critical initial performance objectives which are to be pursued in the short term and implemented by Executive in the performance of his employment duties. Subject to the limitations of Section 2(D)(3)(iv), Company’s president and Board of Directors retain the right to modify Executive’s job title and responsibilities pursuant to the legitimate business needs of Company. The Board of Directors may, but is not required to, nominate (from time to time) Executive for election by the shareholders to a seat on the Board of Directors.

D. Duty of Loyalty. Except as set forth on Exhibit C, during the Term, Executive shall not, without the prior written consent of the Board of Directors, accept other employment or render or perform other services for compensation. Executive shall devote his full business time and attention and his best efforts to the faithful performance of his duties as an executive officer and employee of Company. Executive’s expenditure of reasonable amounts of time for teaching, personal business, or on behalf of charitable or professional organizations shall not be deemed a breach of this Agreement, provided such activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder.

E. Place of Performance. Executive shall be permitted to perform his employment duties on behalf of Company primarily at Executive’s home office; provided, however, that Executive shall commute to Company’s main office (presently in North Liberty, Iowa) as business needs require and as reasonably requested by the Board of Directors; further provided that so long as Executive resides outside of the state in which Company’s main office is located, Executive’s commute to Company’s main office shall be treated as work related travel and will be reimbursed in accordance with the terms of Section 3 hereof. Notwithstanding the foregoing, the Parties acknowledge that Executive’s employment duties may require him to travel extensively.

2. COMPENSATION AND BENEFITS. In consideration of the services to be rendered by Executive pursuant to this Agreement, as well as Executive’s covenants set forth in this Agreement, Company shall pay to Executive the following compensation, which shall be the entire and exclusive compensation for all of his services rendered and other obligations taken on Company’s behalf:

A. Base Annual Salary. Subject to the following subsections A(1) – (2), during the Term, Company shall pay to Executive an annualized base salary of $275,000 (the “Base Salary”). For calendar years in which Executive is employed for less than the full year, the Base Salary shall be prorated and accrue on a per diem basis for only those days on which Executive was employed. The Base Salary will be paid by Company in equal installments according to Company’s customary payroll practices, but in any event not less frequently than monthly, and shall be subject to all mandatory and voluntary payroll deductions. The Base Salary may be increased (but never decreased) from time to time in the sole discretion of Company’s Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”) if so designated; provided however, that the Base Salary shall be increased automatically upon the occurrence of a Minimum Debt Raise (as defined below) and IPO (as defined below), as described below in subsections (A)(1) and (A)(2).

(1) If a Minimum Debt Raise occurs, the Base Salary shall be increased automatically to $325,000, effective on the same day as the date of the Minimum Debt Raise (the “Minimum Debt Raise Date”). For purposes of this Agreement, (a) “Minimum Debt Raise” means that Company first has sold at least $5,000,000 in Units (as defined below) on a cumulative basis, including Units sold prior to Effective Date, under Company’s Debt Private Placement Offering and (b) “Debt Private Placement Offering” means Company’s private placement offering of units of convertible promissory note obligations and warrants to purchase Company stock (the “Units”), which offering is ongoing as of the Effective Date and which is intended to be exempt from registration under the Securities Act of 1933, as amended (the “1933 Act”) pursuant to the exemption provided by Section 4(2) of the 1933 Act and Regulation D promulgated thereunder.

(2) If an IPO occurs, the Base Salary shall be increased to $400,000, effective on the same day as the date of the IPO. For purposes of this Agreement, “IPO” means the first sale of equity securities issued by Company, which sale is registered under the 1933 Act, and which securities are listed on a National Securities Exchange. For purposes of this Agreement, a “National Securities Exchange” means a securities exchange described in Section 18(b)(1) of the Securities Act.

B. Cash Bonuses. Upon the terms and conditions set forth in the following subsections, Company shall pay to Executive the following amounts in cash, which the Parties intend to constitute bonus awards, upon the occurrence of the following events during the Term (except as otherwise provided in subsection (D)(2) below):

(1) Upon the initial occurrence of a Minimum Debt Raise, Company shall pay Executive a bonus equal to (a) $137, multiplied by (b) the number of days from the Effective Date through the Minimum Debt Raise Date (the “Minimum Debt Raise Bonus”). The Minimum Debt Raise Bonus shall be paid in the form of a lump sum cash payment within fifteen (15) days following the Minimum Debt Raise Date.

(2) Upon the occurrence of a Fundraising Transaction (as defined below) during the Term, Company shall pay to Executive a cash bonus equal to 1.5% of the gross proceeds raised from such sale (“Fundraising Transaction Cash Bonus”). Such Fundraising Transaction Cash Bonus shall be paid within fifteen (15) days following the closing of such Fundraising Transaction; provided, however, that no such Fundraising Transaction Cash Bonus shall be paid based upon the first $3,000,000 in sales of Units under the Debt Private Placement Offering. For purposes of this Agreement, a “Fundraising Transaction” means the sale of Company securities in an IPO, any SEC-registered offering, registered direct, PIPE or a private placement offering exempt from registration under the 1933 Act pursuant to an exemption provided by Section 4(2) of the 1933 Act and Regulation D promulgated thereunder.

(3) Upon the occurrence of a Sale (as defined below) during the Term, Company will pay Executive a cash bonus equal to 1.5% of the gross sale proceeds (“Sale Cash Bonus”); provided, however, that if the Sale occurs subsequent to a Strategic Partnership Event and the acquiring party in the Sale is the other party to such Strategic Partnership Event or an entity controlled by, in control of or under common control with such other party, then the Sale Cash Bonus shall be equal to 0.5% of the gross sale proceeds. The Sale Cash Bonus will not exceed a total of $3,000,000 million in the aggregate. Such Sale Cash Bonus shall be paid within five (5) days following the closing of such Sale. For purposes of this Agreement, “Sale” means the sale of more than fifty percent (50%) of the equity of Company, a merger of Company with an entity the equity of which after the merger the stockholders of Company immediately prior to such merger own less than fifty percent (50%), or the sale of substantially all of the assets of Company, in any case to a person or entity not affiliated with Company. A recapitalization, Fundraising Transaction or change of form of Company shall not be considered a Sale.

(4) Upon the occurrence of each Strategic Partnership Event (as defined below), Company shall pay to Executive a cash bonus for each pre-Commercialization (as defined below) cash payment received by Company with respect to each Strategic Partnership Event, including but not limited to, all initial payments, upfront payments, milestone payments, progress payments, R&D funding, equity investments, other partnership payments, and license fees that become due based upon events occurring prior to the Commercialization of the drug candidate(s) which are the subject of the Strategic Partnership Event (a “Strategic Partnership Payment”) and which bonus shall be equal to 1.5% of each Strategic Partnership Payment (“Strategic Partnership Cash Bonus”). Strategic Partnership Cash Bonuses for each Strategic Partnership Event will not exceed a total of $3,000,000 in the aggregate. For purposes of this Agreement, “Commercialization” means the sales and marketing phase with regard to a specific drug candidate in a specific country or region following the regulatory approval of said drug candidate in the applicable country or region and “Strategic Partnership Event” means any written agreement resulting in a license, transfer, sale, assignment, joint venture, co-promotion, conveyance or similar arrangement between Company and a third party in connection with the development and/or Commercialization of one or more of KemPharm’s drug candidates or other technologies. Notwithstanding the foregoing, the Parties agree that (a) “Strategic Partnership Events” shall exclude those strategic partnerships which primarily comprise an arrangement for the formulation and manufacturing of the active pharmaceutical ingredient or commercialized drug form of KemPharm’s drug candidates or other technologies and other vendor relationships, and (b) “Strategic Partnership Payments” shall exclude (i) any royalty payments or sales-based milestone payments received by Company or other payments made in substitution thereof that are not pre-Commercialization payments, and (ii) any payments made in reimbursement of miscellaneous expenses incurred by Company pursuant to the Strategic Partnership Event that are separate from and not included in the pre-identified, itemized Strategic Partnership Payments as stipulated in the agreement (including all amendments thereto) memorializing the Strategic Partnership Event. Company shall pay each Strategic Partnership Cash Bonus to Executive within five (5) days following Company’s receipt of its corresponding Strategic Partnership Payment.

(5) In addition to the bonus awards payable pursuant to subsections B(1), B(2), B)(3) and (B)(4), Company’s Board of Directors, or the Compensation Committee if so designated, may award from time to time additional merit-based cash bonuses to Executive as determined by the Board of Directors or the Compensation Committee, as applicable, in its sole discretion.

C. Equity Compensation. Upon the terms and conditions set forth in the following subsections, Company shall grant to Executive (x) options to purchase shares of Company’s common stock (“Common Stock”) or (y) shares of Common Stock, pursuant to and in accordance with the terms and conditions of Company’s Incentive Stock Plan, or a successor plan (the “Stock Plan”) and Company’s form of option or stock grant agreement, as applicable, upon the occurrence of the following events during the Term (except as otherwise provided in subsection (D)(2) below):

(1) Company shall grant Executive a stock option to purchase 600,000 shares of Common Stock (the “Sign-On Option”), which will vest and become exercisable subject to the following schedule: (a) 150,000 shares of Common Stock subject to the Sign-On Options shall be fully vested and exercisable as of the date of grant, and (b) 150,000 shares of Common Stock subject to the Sign-On Option shall vest on each of the first three anniversaries of the Effective Date such that the Sign-On Option is fully vested and exercisable on the third anniversary of the Effective Date.

(2) Upon the closing of each Fundraising Transaction, Company shall grant to Executive a stock option to purchase a number of shares of Common Stock equal to 1.0% of the gross proceeds received by Company in the Fundraising Transaction. Such options shall be vested and fully exercisable as of the respective dates of grant. Notwithstanding the foregoing, no options to purchase Common Stock shall be issued to Executive pursuant to this subsection (C)(2) for (i) the first $3,000,000 in sales of Units under the Debt Private Placement Offering, or (ii) with respect to any Fundraising Transaction that occurs after Company has received cumulative proceeds of $53,000,000 from all Fundraising Transactions. By way of example only, if the gross proceeds received by Company in a Fundraising Transaction (not including the current Debt Private Placement Offering) are $20,000,000, then Executive will be granted an option to purchase 200,000 shares of Common Stock.

(3) Upon the occurrence of an IPO or a Sale: (a) in the case of an IPO, the Company shall issue to Executive a stock option to purchase up to 300,000 shares of Common Stock which shall be fully vested and exercisable as of the issuance date; and (b) in the case of a Sale, the Company shall grant Executive 300,000 shares of Common Stock, which shares shall be fully vested as of the issuance date; provided, however, that if the Sale occurs subsequent to a Strategic Partnership Event and the acquiring party in the Sale is the other party to such Strategic Partnership Event or an entity controlled by, in control of or under common control with such other party, then the Company shall grant Executive 100,000 shares of Common Stock, which shares shall be fully vested as of the issuance date.

(4) Upon Company’s receipt of each Strategic Partnership Payment, Company shall grant to Executive a stock option to purchase a number of shares of Common Stock equal to 0.5% of the Strategic Partnership Payment. Such options shall be vested and fully exercisable as of the respective dates of grant. Notwithstanding the foregoing, after Company has received $100,000,000 cumulatively from Strategic Partnership Payments, Executive shall not be issued any additional options pursuant to this subsection (C)(4). By way of example only, if the Strategic Partnership Payment is $50,000,000, then Executive will be granted an option to purchase 250,000 shares of Common Stock.

(5) In addition to the stock option and Common Stock grants pursuant to subsections (C)(1)-(C)(4), Company’s Board of Directors, or the Compensation Committee if so designated, may award from time to time additional equity awards to Executive as determined by the Board of Directors or the Compensation Committee, as applicable, in its sole discretion.

(6) The exercise price for any option granted pursuant to each of the above subsections (C)(1) - (C)(5) shall be equal to the fair market value of the Common Stock as of the date of issuance as determined in accordance with the Stock Plan.

(7) With respect to each option granted pursuant to the above subsections (C)(1) -(C)(5), (a) the Board of Directors in its discretion shall determine the classification of such option as between incentive stock options and nonqualified stock options, (b) such grant of option shall be memorialized in a written agreement acceptable to Company in its discretion which shall contain customary terms and conditions generally included in Company’s stock option agreements with its employees, (c) shall be issued pursuant to and in accordance with Company’s Stock Plan and (d) shall become fully vested and exercisable upon a Sale. With respect to the Common Stock granted pursuant to the above subsections (C)(3) and (C)(5), (x) such grant of Common Stock shall be memorialized in a written agreement acceptable to Company in its discretion which shall contain customary terms and conditions generally included in Company’s Common Stock agreements with its employees, and (y) shall be issued pursuant to and in accordance with Company’s Stock Plan.

D. Severance Compensation.

(1) In the event that Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, then Company shall pay to Executive as severance compensation the Base Salary (at the rate payable at the time of such termination) for a period of twelve (12) months following the date of termination. Such severance compensation shall be paid by Company in equal installments according to Company’s customary payroll practices, with the first payment made on the first pay day immediately following the effective date of termination, but in any event payments shall be made not less frequently than monthly; provided, however, that (a) Company shall pay such severance in a lump sum on the first pay day immediately following the effective date of termination if such termination of employment occurs upon or within one (1) year following a Sale, and the Sale constitutes a “change in control event” as defined under Section 409A of the Code, to the extent required to comply with Section 409A of the Code; and (b) notwithstanding the preceding clause (a), if the Sale is not a “change in control event” as defined under Section 409A of the Code and penalty taxes may result under Section 409A if such severance compensation is paid in a lump sum, then the severance compensation will be paid in equal installments according to Company’s customary payroll practices, with the first payment made on the first pay day immediately following the effective date of termination, but in any event payments shall be made not less frequently than monthly. Payment of the severance compensation shall be subject to all mandatory and voluntary payroll deductions. In the event that Executive materially breaches any of his post-employment covenants or obligations set forth in this Agreement and fails to cure such breach within fifteen (15) calendar days following receipt from Company of notice to cure such breach, then the payment of severance compensation pursuant to this section shall terminate immediately and permanently. During the period that Executive is paid the foregoing severance compensation, Executive shall not further accrue any other benefits under any benefit plans of which Executive was a participant while employed by Company, except as otherwise required by applicable federal or state law, by the express terms of this Agreement, or by the express terms of such benefit plans.

(2) In the event that Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason and a Minimum Debt Raise, Sale, or a Fundraising Transaction occurs, or a Strategic Partnership Payment is made, in each case, within sixty (60) days following Executive’s effective date of termination, Company shall (i) pay Executive the Minimum Debt Raise Bonus, Fundraising Transaction Cash Bonus, Sale Cash Bonus, and Strategic Partnership Cash Bonuses, as applicable, which shall be paid within timeframe following the applicable event, as set forth in Section 2(B) and (2) grant the stock options to be granted pursuant to the above subsections (C)(2) - (4) and the Common Stock to be granted pursuant to the above subsection (C)(3) upon the occurrence of the applicable event, as set forth in Section 2(C); provided, however, any payments or grants made to Executive pursuant to this subsection (D)(2) must be made no later than March 15 following the year in which Executive’s termination of employment occurs. Notwithstanding the foregoing, in the event that Executive materially breaches any of his post-employment covenants or obligations set forth in this Agreement and fails to cure such breach within fifteen (15) calendar days following receipt from Company of notice to cure such breach, then the payment of cash bonuses, stock options and Common Stock pursuant to this subsection (D)(2) shall terminate immediately and permanently.

(3) For purposes of this Agreement:

(i) Executive’s employment will be deemed to have been terminated by Company “with Cause” if the termination arises from or relates to a determination by the Board of Directors that (a) Executive performed an act or acts of willful and material malfeasance or misconduct with respect to the performance of Executive’s duties and responsibilities as an employee and executive officer of Company or under this Agreement that results in material harm to Company that remains uncorrected for fifteen (15) days after receipt of written notice by Company to Executive; or (b) except as otherwise provided in Section 1(D), Executive’s continued failure to devote his full business time and attention and his best efforts to the faithful performance of his material duties and responsibilities (other than a failure resulting from Executive becoming disabled) that remains uncorrected for fifteen (15) days after receipt of written notice by Company to Executive; or (c) Executive’s material breach of any material provision of this Agreement that remains uncorrected for fifteen (15) days after receipt of written notice by Company to Executive; or (d) Executive commits an act of fraud, embezzlement, misappropriation, or personal dishonesty against Company (which, if proven, would constitute a felony); or (e) the conviction, or plea of nolo contendere, of Executive to a crime constituting a felony.

(ii) Executive’s employment shall be deemed to have been terminated by Company “without Cause” if such termination does not arise from or relate to any of acts or omissions constituting “Cause” as set forth in clauses (a) through (e) of the immediately preceding subsection, and such termination is not the result of Executive’s death or Executive suffering a Total Disability.

(iii) Executive shall be deemed to have suffered a “Total Disability” if (a) Executive is granted long-term disability benefits or (b) Executive becomes physically or mentally disabled so that Executive is unable to perform the essential functions of Executive’s job, with or without reasonable accommodation in accordance with the Americans with Disabilities Act and its amendments, for a period of one hundred eighty (180) consecutive days.

(iv) Executive shall be deemed to have terminated his employment for “Good Reason” if Executive terminates his employment on account of the occurrence of one or more of the following without Executive’s consent:

(a) A material diminution by Company of Executive’s authority, duties or responsibilities the duration of which is greater than fifteen (15) days and which is not the result of Executive’s acts or omissions which constitute “Cause” as set forth in clauses (a) through (e) of subsection 2(D)(3)(i);

(b) A material change in the geographic location at which Executive must perform services under this Agreement (which, for purposes of this Agreement, means the requirement that Executive work from at a location more than fifty (50) miles from the location at which Executive performs services immediately prior to the relocation);

(c) A material diminution in the Executive’s Base Salary which is not the result of Executive’s acts or omissions which constitute “Cause” as set forth in clauses (a) through (e) of subsection 2(D)(3)(i); or

(d) Any action or inaction that constitutes a material breach by Company of this Agreement, including the failure of Company to pay any amounts due under Section 2 or the failure of Company to obtain from its successors the express assumption and agreement required under Section 18(A).

Executive must provide Notice of Termination (as defined in Section 5(E)) for Good Reason to Company within sixty (60) days after the event constituting Good Reason. Company shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in Executive’s Notice of Termination. If Company does not correct the act or failure to act, then, in order for the termination to be considered a Good Reason termination, Executive must terminate his or her employment for Good Reason by giving Notice of Termination with a Date of Termination designated by Executive which is at least thirty (30) days after the date on which the Notice of Termination is given but not more than ninety (90) days after the end of the cure period.

(4) In the event Company terminates Executive’s employment with Cause, Executive voluntarily terminates his employment with Company other than for Good Reason, or such employment is terminated by mutual agreement or as the result of Executive’s death or Total Disability, Executive shall not be entitled to payment of any severance compensation under this Agreement.

E. Employee Welfare and Pension Plans. During the Term, Executive shall also be entitled to participate in employee welfare and pension benefit plans maintained by Company from time to time for its employees to the extent that Executive’s position, title, tenure, salary, age and other qualifications make Executive eligible to participate therein, including but not limited to, life, health and disability plans, and a 401(k) retirement plan and similar or other plans. Company does not guarantee the continuance of any particular employee benefit plan or program during the Term, and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations thereof.

F. Paid Time Off, Holidays. Executive shall be eligible to accrue a total of thirty-three (33) days of paid time off (PTO) during each calendar year. PTO shall accrue and carryover in accordance with Company’s paid time off policy for its employees as stated in Company’s employee handbook, as amended from time to time. Such PTO shall be taken by Executive at such time or times as are reasonable under the circumstances in light of Executive’s duties hereunder and in accordance with Company’s paid time off policy. Additionally, Executive shall be entitled to the same paid holidays as are made available to all full-time employees of Company.

G. Withholding. All compensation and benefits payable to Executive under this Agreement shall be subject to all income and other employment tax withholding and reporting required by federal, state or local law with respect to compensation, benefits and reimbursable expenses paid by a corporation to an employee.

3. REIMBURSABLE EXPENSES. Company shall reimburse Executive for all reasonable and necessary business expenses that he incurs while performing his duties under this Agreement in accordance with Company’s general policies of expense reimbursement in effect from time to time.

4. COMPANY POLICIES AND PROCEDURES. Executive agrees to observe and comply with the policies and procedures of Company as adopted by the Board of Directors either orally or in writing, respecting performance of Executive’s duties and to carry out and to perform orders, directions, and policies stated by Company to Executive, from time to time, either orally or in writing.

5. TERMINATION.

A. Executive’s Death or Total Disability. Executive’s employment under this Agreement shall terminate upon the date of Executive’s death. Additionally, if, during the Term, Executive suffers a Total Disability, then Company may terminate Executive’s employment under this Agreement by giving Executive a Notice of Termination specifying the Date of Termination. Upon such termination due to death or Total Disability, Company shall pay to Executive or Executive’s estate any Base Salary and cash bonuses payable under Section 2(B) that have fully accrued and vested but not been paid as of the effective date of such termination, as well as any vested and accrued employment benefits subject to the terms of any applicable employment benefit arrangements and applicable law (“Accrued Benefits”). All other rights and benefits of Executive and Executive’s dependents hereunder shall terminate upon such termination, except for any right to the continuation of benefits otherwise provided by law.

B. By Company with Cause. Company may terminate with Cause Executive’s employment hereunder at any time. In order to terminate Executive’s employment hereunder with Cause, Company must give Notice of Termination to Executive specifying the Cause and the Date of Termination, which may be the same date as the date of the Notice of Termination, subject to the notice and cure provisions set forth in Section 2(D)(3)(i). Upon termination for Cause, Company shall pay to Executive all Accrued Benefits. All other rights and benefits of Executive hereunder shall terminate upon such termination, except for any right to the continuation of benefits otherwise provided by law.

C. By Executive without Good Reason or by Mutual Agreement. Executive may terminate his employment without Good Reason at any time by giving Company Notice of Termination at least thirty (30) days prior to the Date of Termination designated by Executive. In addition, this Agreement may be terminated at any time by mutual agreement of the Parties with or without notice.

Upon termination of his employment by Executive without Good Reason or termination by mutual agreement of the parties, Company shall pay to Executive all Accrued Benefits. All other rights and benefits of Executive hereunder shall terminate upon such termination, except for any right to the continuation of benefits otherwise provided by law.

D. Without Cause by Company or For Good Reason by Executive. Company may terminate Executive’s employment at any time without Cause by giving Executive a Notice of Termination at least one (1) day prior to the Date of Termination, and Executive may terminate Executive’s employment for Good Reason by giving Company a Notice of Termination in accordance with Section 2(D)(3)(iv). Upon termination of Executive’s employment without Cause by Company or for Good Reason by Executive, Company will pay Executive (1) all Accrued Benefits, (2) the severance compensation payable under 2(D)(1) hereof and (3) all amounts in accordance with Section 2(D)(2), to the extent applicable. All other rights and benefits of Executive hereunder shall terminate upon such termination, except for any right to the continuation of benefits otherwise provided by law.

E. Notice of Termination and Date of Termination. Each Party must give written notice to the other of the intent to terminate this Agreement (“Notice of Termination”). The Notice of Termination must specify a date of termination, which shall incorporate any period of notice required by Section 2, Section 4 or this Section 5 (“Date of Termination”).

F. Cooperation after Notice of Termination. Following any Notice of Termination by either Company or Executive, Executive, if requested by Company, shall reasonably cooperate with Company in all matters relating to the winding up of Executive’s pending work on behalf of Company and the orderly transfer of any such pending work to other employees of Company as may be designated by Company for no longer than the six (6) month period following the Notice of Termination, unless otherwise mutually agreed between Executive and Company in writing; provided that, if Executive is not receiving any severance compensation pursuant to Section 2(D), then, for each day that Executive performs services under this Section 5(F), Company shall pay Executive a per diem cash amount at Executive’s Base Salary rate on the date of the Notice of Termination.

G. Surrender of Records and Property. Upon termination of employment, Executive shall promptly turn-over or deliver to Company at Company’s expense all property of Company in Executive’s possession, custody, or control, including without limitation thereto: records (paper and electronic), files (paper and electronic), documents (paper and electronic), electronic mail (e-mail) on Company accounts, letters, financial information, memorandum, notes, notebooks, contracts, project manuals, specifications, reports, data, tables, calculations, data, electronic information, and computer disks, in all cases whether or not such property constitutes Confidential Information (as defined below), and all copies thereof; all keys to motor vehicles, offices or other property of Company; and all computers, cellular phones and other property of Company. If any of the foregoing property of Company is electronically stored on a computer or other storage medium owned by Executive or a friend, family member or agent of Executive, such information shall be copied onto a computer disk to be delivered to Company together with a written statement of Executive that the information has been deleted from such person’s computer or other storage medium.

6. SECTION 280G OF THE CODE.

A. Shareholder Approval, etc. At any time when Company is a corporation described in Section 280G(b)(5)(A)(ii)(I) of the Code, if a nationally recognized United States public accounting firm selected (and paid for) by Company (the “Accountant”) determines that any payment or benefit (including any accelerated vesting of options or other equity awards) made or provided, or to be made or provided, by Company (or any successor thereto or affiliate thereof) to or for the benefit of Executive, whether pursuant to the terms of this Agreement, any other agreement, plan, program or arrangement of or with Company (or any successor thereto or affiliate thereof) or otherwise in connection with, or arising out of, a change in ownership or an effective control of Company or of a substantial portion of assets (any such payment or benefit, a “Parachute Payment”), will be subject to the excise tax imposed by Section 4999 of the Code or any comparable tax imposed by any replacement or successor provision of United States tax law (the “Excise Tax”), if Executive waives his right to receive all or a portion of the Parachute Payments unless such Parachute Payments are approved by the shareholders pursuant to Treas. Reg. Section 1.280G-1, Q&A-7, Company shall in good faith seek to obtain approval of payment of such waived Parachute Payments in accordance with the shareholder approval requirements described in Treas. Reg. Section 1.280G-1, Q&A-7.

B. Better Off. If, following the date when Company ceases to be corporation described in Section 280G(b)(5)(A)(ii)(I) of the Code, it is determined by the Accountant that Executive shall become entitled to a Parachute Payment, which Parachute Payment shall be subject to the Excise Tax, then Company shall cause to be determined, before any amounts of any Parachute Payment is paid to Executive, which of the following two alternative forms of payment would result in Executive, on an after-tax basis, retaining the greater amount of Parachute Payments, notwithstanding that all or entire portion of the Parachute Payments may be subject to the Excise Tax: (a) payment in full of all Parachute Payments or (b) payment of only a part of the Parachute Payments so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of this Section 6(B), the Accountant shall take into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at Executive’s actual marginal tax rate). If a Reduced Payment is made, (i) Executive shall have no rights to any additional payments and/or benefits constituting the Parachute Payments, and (ii) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to Executive as determined in Sections 6(C) and 6(D).

C. Reduction. If Section 6(B) is applicable and the Reduced Payment is to be paid, then the Parachute Payments shall be reduced in the following order: (i) any severance payment that is based on a multiple of the Base Salary; (ii) the acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of the common stock subject to the award, provided that such stock options are not permitted to be valued under Treasury Regulation Section 1.280G-1 Q/A – 24(c); (iii) any equity awards accelerated or otherwise valued at full value, provided that such equity awards are not permitted to be valued under Treasury Regulation Section 1.280G-1 Q/A – 24(c); (iv) the acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of the common stock subject to the award and other equity awards, provided that such stock options and other equity awards are permitted to be valued under Treasury Regulation Section 1.280G-1 Q/A – 24(c); and (v) the acceleration of vesting of all other stock options and equity awards; provided that with each category the reduction shall be done on a basis resulting in the highest amount retained by Executive; and provided, further, that to the extent permitted by Section 409A of the Code and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Section 409A of the Code or losing the benefit of the reduction under Sections 280G and 4999 of the Code, Executive may designate a different order of reduction.

D. Method of Determination. One or more determinations (each a “Tax Determination”) as to whether any of the Parachute Payments will be subject to the Excise Tax shall be made by the Accountant (with all costs related thereto paid by Company). For purposes of determining whether any of the Parachute Payments will be subject to the Excise Tax. (i) all of the Parachute Payments shall be treated as “parachute payments” (within the meaning of Section 280G of the Code) unless and to the extent that in the written advice of the Accountant, certain Payments should not constitute parachute payments, and (ii) all “excess parachute payments” (within the meaning of Section 280G of the Code) shall be treated as subject to the Excise Tax unless and only to the extent that the Accountant advises Company that such excess parachute payments are not subject to the Excise Tax.

7. INTELLECTUAL PROPERTY.

A. Work Product. During the Term, Executive will be expected to perform duties which may lead to and include the discovery, creation, development, or expression of inventions, discoveries, developments, modifications, procedures, ideas, innovations, systems, programs, know-how, literary properties, chemical or biological data, computer software, improvements, processes, methods, formulas, systems, creative works and techniques (collectively, hereinafter “Work Product”).

B. Assignment. Executive hereby assigns and transfers to Company, and agrees that Company shall be the sole owner of all Work Product hereafter conceived, developed or made by him (alone or with others), whether during working hours or at any other time, in whole or in part during the Term, whether at the request or upon the suggestion of Company or otherwise, which are useful in, or directly or indirectly related to Company’s business or any contemplated business of Company or which relate to, or are conceived, developed, or made in the course of, Executive’s employment or which are developed or made from, or by reason of knowledge gained from, such employment.

C. Work for Hire. Executive hereby agrees that all work or other material containing or reflecting any Work Product shall be deemed a work made for hire under the U.S. Copyright Act. To the extent any such Work Product is determined that it is not a work made for hire, Executive hereby assigns to Company all of Executive’s right, title and interest, including all rights of copyright, patent, trade secret and other intellectual property rights, in, to and under the Work Product.

D. Continuing Obligations. Executive agrees to disclose promptly all Work Product hereafter conceived or made by him (alone or with others) to which Company is entitled to as provided herein, and agrees not to disclose such Work Product to others except as required by law, without the express written consent of Company. Executive further agrees that during the Term and at any time thereafter, he will, upon request by Company, provide all assistance reasonably required to protect, perfect and use the Work Product, including execution of proper assignments to Company of any and all such Work Product to which Company is entitled, execution of all papers and performance all other lawful acts which Company may deem necessary or advisable for the preparation, prosecution, procurement and maintenance of trademarks, copyrights and or patent applications, and execution of any and all proper documents as shall be required or necessary to vest title in Company to such Work Product. It is understood that all expenses in connection with such trademarks, copyrights or patents, and all applications related thereto, shall be borne by Company, however Company is under no obligation to protect such Work Product, except at its own discretion and to such extent as Company shall deem desirable. Executive shall not receive any additional compensation, other than his Base Salary, for any services that he renders as herein provided.

8. CONFIDENTIAL INFORMATION.

A. Confidential Information. The term “Confidential Information” means all information related to Company’s business, which exists or is developed at any time while Executive is an employee, officer and/or director of Company (including prior to and during the Term), including without limitation: (i) strategic and development plans, financial information, equity investors, business plans, co-developer identities, business relationships, business records, project records, market reports, information relating to processes and techniques, technology, research, data, development, trade secrets, know-how, discoveries, ideas, concepts, specifications, diagrams, inventions, technical and statistical data, designs, drawings, models, flow charts, engineering, products, invention disclosures, patent applications, chemical and molecular structures, synthetic pathways, biological data, safety data, clinical data, developmental data, development route, manufacturing processes, synthetic techniques, analytical data, Work Product, and any and all other proprietary and sensitive information, disclosed or learned, whether oral, written, graphic or machine-readable, whether or not marked confidential or proprietary, whether or not patentable, whether or not copyrightable, including the manner and results in which any such Confidential Information may be combined with other information or synthesized or used by Company, which could prove beneficial in enabling a competitor to compete with Company; or (ii) information that satisfies the definition of a “trade secret” as that term is defined in the Iowa Uniform Trade Secrets Act, IA Code Chpt. 550, as amended from time to time.

B. Acknowledgements. Executive acknowledges and agrees that: (1) his position with Company is one of high trust and confidence, (2) the Confidential Information constitutes a valuable, special and unique asset which Company uses to obtain a competitive advantage over its competitors, (3) his protection of such Confidential Information against unauthorized use or disclosure is critically important to Company in maintaining its competitive advantage, (4) all Confidential Information is the property of Company, and (5) he shall acquire no right, title or interest in, to or under any such Confidential Information.

C. Nondisclosure. Executive promises that he will never (before, during or after the Term): (1) disclose any Confidential Information to any person other than (i) an officer or director of Company; or (ii) any other person who is bound by nondisclosure restrictive covenants to Company and to whom disclosure of such Confidential Information is reasonably necessary or appropriate in connection with performance by Executive of his duties as an employee and officer of Company; or (2) use any Confidential Information except to the extent it is reasonably necessary or appropriate in connection with performance by Executive of his duties as an employee and officer of Company. Executive promises to take all reasonable precautions to prevent the inadvertent or accidental disclosure or misuse of any Confidential Information. In the event Executive receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena or order issued by a court or governmental body, he promises, to the extent permissible by law, to (a) notify Company immediately of the existence, terms and circumstances surrounding such request, (b) consult with Company on the advisability of taking legally available steps to resist or narrow such request, (c) if disclosure is required, furnish only such portion of the Confidential Information as Executive is legally compelled to disclose; and (e) exercise his best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.

9. NONCOMPETITION.

A. Restricted Period. As used in this Agreement, the term “Restricted Period” means throughout the Term and continuing for twelve (12) months following the date on which Executive’s employment is terminated by Company or Executive for any reason.

B. Prohibition on Competition. Executive hereby covenants and agrees that, until the expiration of the Restricted Period, he will not serve as an officer, director, employee, independent contractor, consultant or agent of, or have any ownership interest in, any business entity which engage in any activities within North America that are materially similar to or competitive with Company’s pharmaceutical prodrug development and Commercialization activities in the fields of (i) opioid products for the treatment of pain, (ii) stimulant products for the treatment of ADHD, and/or (iii) such other products which Company is actively developing and/or commercializing at the time Executive’s employment is terminated. Executive acknowledges that this restrictive covenant will not impair him from becoming gainfully employed, or otherwise earning a livelihood following termination of his employment with Company. If a court of competent jurisdiction finds this non-competition provision invalid or unenforceable due to unreasonableness in time, geographic scope, or scope of Company’s business, then Executive agrees that such court shall interpret and enforce this provision to the maximum extent that such court deems reasonable.

C. Exceptions. Executive’s ownership of stock listed on a National Securities Exchange shall not be deemed to violate the prohibitions of Section 9(B). Also, Executive shall not be considered to have violated Section 9(B) if there is a Sale and he becomes an employee, officer, director or shareholder of the purchasing entity.

10. NONSOLICITATION OF EMPLOYEES. Until the expiration of the Restricted Period, Executive shall not, directly or indirectly, either on his own account or for any other person or entity: (a) employ, solicit, induce, advise, or otherwise convince, interfere with, or offer employment to any employee of Company or any consultant to Company; or (b) induce or attempt to induce any such employee or consultant to breach their employment agreement or consulting agreement with Company; provided, however, that Executive shall not be in breach of this provision if any such employee, without inducement or solicitation by Executive, applies for employment at Executive’s subsequent employer in response to a general advertisement soliciting employment.

11. REASONABLENESS OF RESTRICTIONS; REMEDIES. Executive has carefully read and considered the restrictive covenants set forth in Sections 8 – 10 hereof, and understands his obligations thereunder, the limitations such obligations will impose upon him after termination of his employment with Company, and that the Restricted Period extends for twelve (12) months after the termination of his employment. Executive has had full opportunity to review with his personal attorney this Agreement, including Sections 8 – 10, before executing the Agreement. Executive agrees that, as a result of his position with Company, the length of the Restricted Period and each restriction set forth in Sections 8, 9 and 10 herein are (1) fair and reasonable, (2) reasonably required for the protection of the legitimate business interests and goodwill established by Company, and (3) not overly broad or unduly burdensome to Executive. Executive acknowledges that his compliance with his obligations and restrictive covenants set forth in this Agreement is necessary to protect the business and goodwill of Company. Executive agrees that his breach of his obligations and/or restrictive covenants under this Agreement may irreparably and continually damage Company, for which money damages may not be adequate. Consequently, Executive agrees that in the event that he breaches or threatens to breach any of the covenants or agreements contained herein, Company shall be entitled to: (a) seek injunctive relief to prevent or halt Executive from breaching this Agreement; and (b) money damages as determined appropriate by a court of competent jurisdiction. Executive hereby agrees that injunctive relief may be granted by a court of competent jurisdiction without the necessity of Company to post bond, or if required to post bond, Executive agrees that the lowest amount permitted shall be adequate. Nothing in this Agreement shall be construed to prohibit Company from pursuing any other remedy available or from seeking to enforce any restrictive covenants to a lesser extent than set forth herein. The Parties agree that all remedies shall be cumulative. If a court or arbitration panel of competent jurisdiction shall have determined by a final judgment that Executive has breached the restrictive covenants set forth in Sections 8 - 10 then Company shall be entitled to recover from Executive all costs and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by or assessed against Company. If a court or arbitration panel of competent jurisdiction shall have determined by a final judgment that Executive has not breached the restrictive covenants set forth in Sections 8 - 10 then Executive shall be entitled to recover from Company all costs and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by or assessed against Executive.

12. NO PRIOR RESTRICTIONS. Executive hereby represents and warrants to Company that the execution, delivery, and performance by Executive of his duties under this Agreement do not violate any provision of any agreement or restrictive covenant which he has with any former employer or any other entity. Executive further agrees to honor and inform Company of any and all post-employment obligations he has to any former employer or any other entity with which Executive has or had a business relationship.

13. NOTICES. Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by confirmed email, confirmed facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, in the case of Company, addressed to Company’s principal office marked attention to Company’s president, and in the case of Executive, addressed to Executive’s personal address as appearing in Company’s payroll records, and in each case to such other mail address, e-mail address, or facsimile number as may hereafter be furnished in writing by either Party to the other Party. Such notice will be deemed to have been given as of the date it is hand delivered, emailed, faxed or three (3) days after deposit in the U.S. mail.

14. LIKENESS. Executive hereby grants to Company a perpetual license to use, without further compensation or approval from Executive, his name, image, portrait, voice, likeness and all other rights of publicity, or any derivative or modification thereto that Company may create, in any and all mediums, now known or hereafter developed, provided that such use is in relation to Company’s business and consistent with professional business standards, and does not disparage or denigrate Executive.

15. ATTORNEYS’ FEES FOR NEGOTIATION OF THIS AGREEMENT. Company shall pay for the attorneys’ fees incurred by Executive in connection with the review, negotiation and documentation of this Agreement, up to a maximum of $3,500.

16. INDEMNIFICATION; LIABILITY INSURANCE. Company shall indemnify and hold Executive harmless to the fullest extent permitted by the laws of Company’s state of organization or incorporation in effect at the time against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from Executive’s performance of Executive’s duties and obligations with Company. Executive will be entitled to be covered, both during and, while potential liability exists, by any insurance policies the Employer may elect to maintain generally for the benefit of officers and directors of the Employer against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which Executive may be made a party by reason of being an officer or director of Company in the same amount and to the same extent as Company covers its other officers and directors. These obligations shall survive the termination of Executive’s employment with Company.

17. SECTION 409A.

A. This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. Severance benefits under the Agreement are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by Section 409A of the Code, if Executive is considered a “specified employee” for purposes of Section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within ten (10) days after the end of the six (6)-month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within sixty (60) days after the day of Executive’s death. The Parties agree that this Section 17 shall not be construed in a manner so as to accelerate any payments due under this Agreement.

B. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Executive, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code.

18. GENERAL PROVISIONS.

A. Successors and Assigns. The rights and obligations under this Agreement shall survive the termination of Executive’s services to Company in any capacity and shall inure to the benefit and shall be binding upon Executive’s heirs and personal representatives. This Agreement may be assigned in whole or in part by Company. Executive’s duties and obligations are personal in nature and Executive may not assign or delegate any duties under this Agreement without Company’s prior written approval. Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Company would be required to perform if no such succession had taken place and Executive acknowledges that in such event the obligations of Executive hereunder will continue to apply in favor of the successor. As used in this Agreement, “Company” shall mean Company and any such successor which assumes and agrees to perform the duties and obligations of Company under this Agreement by operation of law or otherwise.

B. Survival of Certain Terms. The terms, conditions and covenants set forth in this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive’s employment, including, without limitation, the restrictive covenants contained in Sections 8 – 10, shall survive the termination of this Agreement and Company’s employment of Executive hereunder, and the Parties shall remain bound by such terms, conditions and covenants.

C. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the procedural and substantive laws of the State of Iowa, without regard to its conflicts of laws provisions. The litigation of any disputes arising out of this Agreement shall take place in the appropriate federal or state court located in Johnson County, Iowa. The parties, to the extent they can legally do so, hereby consent to service of process, and to be sued in the State of Iowa and consent to the exclusive jurisdiction of the courts of the State of Iowa and the United States District Court for the Southern District of Iowa, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of their obligations hereunder or with respect to the transactions contemplated hereby, and expressly waive any and all objections they may have to venue in such courts. Notwithstanding the foregoing, should Executive refuse to comply with an order or judgment of such court, then Company may enforce this Agreement and the order or judgment of such court in any jurisdiction it deems appropriate.

D. Severability, Reform. If any provision of this Agreement is determined to be void, invalid or unenforceable, the remainder shall be unaffected and shall be enforceable as if the void, invalid or unenforceable part was not a provision of the Agreement.

E. Entire Agreement. This Agreement and its attached exhibits, which by this reference are hereby incorporated into and made a part of this Agreement as if set forth herein verbatim, contain the entire understanding of the parties to this Agreement and supersede and replace all former agreements or understandings, oral or written, between Company and Executive, including any offer letter sent to Executive, regarding the subject matter hereof.

F. Modification and Waiver. This Agreement may not be amended except by a written instrument signed by both Parties which specifically refers to the particular provision or provisions being amended. No provision of this Agreement may be waived except in a written instrument that specifically refers to the particular provision or provisions being waived and is signed by the Party against whom the waiver is being asserted. No waiver by any Party of any right, power or privilege hereunder shall constitute a waiver of any other right, power or privilege hereunder, and no waiver by any party of any breach of a provision hereunder shall constitute a waiver of any other breach of that or any other provision of this Agreement.

G. Assistance in Litigation. Executive shall reasonably cooperate with Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of Company that relate to events or occurrences that transpired while Executive was employed by Company. Executive’s cooperation in connection with such claims or actions shall include being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Company at mutually convenient times. Executive also shall cooperate fully with Company in connection with any investigation or review by any federal, state or local regulatory authority as any such investigation or review relates, to events or occurrences that transpired while he was employed by Company. Notwithstanding anything to the contrary in this Section 18(G), Executive’s cooperation under this Section 18(G) shall be limited to the two (2) year period following Executive’s termination of employment, unless otherwise mutually agreed between Executive and Company in writing and, for each day that Executive performs services under this Section 18(G) after the final payment by Company of any and all severance compensation due to Executive under Section 2(D), Company shall pay Executive a per diem cash amount at Executive’s Base Salary rate on the date of termination.

H. Beneficiaries; References. Executive shall be entitled to select (and change to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative. Any reference to any gender in this Agreement shall include, where appropriate, the other gender.

I. Voluntary Agreement. Each Party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel, and knowingly, voluntarily and without duress, agrees to all of the terms set forth in this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the Parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, Company, its affiliates, advisors and/or attorneys have made no representation or warranty to Executive concerning the state or federal tax consequences to Executive regarding the transactions contemplated by this Agreement.

J. Effect of Headings. Headings to sections and paragraphs of this Agreement are for reference only, and do not form a part of this Agreement, or effect the interpretation of this Agreement.

K. Counterparts. This Agreement may be executed in counterparts, including by transmission of facsimile or PDF copies of signature pages, each of which shall for all purposes are deemed to be an original and all of which shall constitute on instrument. All signatures of the parties transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE

OF

EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, Company has caused this Agreement to be duly executed and delivered by its duly authorized officer, and Executive has duly executed and delivered this Agreement, as of the date first written on page 1 of this Agreement.

KEMPHARM, INC. (“COMPANY”):		GORDON K. JOHNSON (“EXECUTIVE”):

By	/s/ Travis Mickle	/s/ Gordon K. Johnson
Travis Mickle, President

EXHIBIT A

LIST OF DUTIES

1.	Financial responsibilities

a.	Monitor and manage capital needs

b.	Create and manage annual budget

c.	Develop financial and tax strategies

d.	Monitor cash balances and cash forecasts

e.	Oversee the issuance of financial information

f.	Participate in conference calls with the investment community

g.	Maintain banking relationships

h.	Represent the company with investment bankers and investors

i.	Report financial results to the President and the Board of Directors

2.	Fund raising processes

a.	Lead private financing round(s) prior to any public offering

3.	Attract and manage new investors

4.	Plan and develop successful funding and marketing strategy with respect to development goals and preparation of IPO

a.	Lead public offering/IPO

5.	Create effective IPO strategy including timelines and milestones

6.	Assess internal and external resources required and develop budget for IPO process

7.	Create and maintain any required accounting, IT, regulatory and audit processes and systems in preparation of IPO

8.	Create and/or manage development of regulatory filings related to IPO including S-1

9.	Lead discussions and manage relationships with investment banks, underwriters and analysts

10.	Plan and manage any road shows related to public offering(s)

11.	Operational responsibilities

a.	Manage the accounting, human resources, investor relations, legal, tax, and treasury departments

b.	Implement operational best practices

c.	Understand and mitigate key elements of the company’s risk profile

d.	Construct and monitor reliable control systems

e.	Maintain appropriate insurance coverage

f.	Ensure that the company complies with all legal and regulatory requirements

g.	Ensure that record keeping meets the requirements of auditors and government agencies

h.	Report risk issues to the audit committee of the board of directors

i.	Maintain relations with external auditors and investigate their findings and recommendations

12.	Strategic role

a.	Assist in formulating the company’s future direction and supporting strategic initiatives

b.	Develop, monitor and direct the implementation of strategic business plans

c.	Introduce new and manage current and future strategic relationships

d.	At the direction of the President, lead discussions and create term structures in the best interest of the company during negotiations toward any strategic agreements

e.	Participate in key decisions as a member of the executive management team

f.	Maintain in-depth relations with all members of the management team

EXHIBIT B

LIST OF KEY PERFORMANCE OBJECTIVES

PRE-IPO

1.	Develop an IPO roadmap for the company, with timelines and milestone projects

2.	Gauge internal and external resources needed

a.	determine IPO/operations/combined budget needed

3.	Raise the needed money in the current round

a.	Target raise for current round is $9MM.

i.	Approximately $2M has been raised to date with expectation of $3-4 from current company efforts.

b.	Lead marketing/org efforts with current customer base

4.	Lead and complete S-1 generation.

5.	Lead and complete discussions for an IPO banker

6.	Lead and complete company through successful IPO

7.	Work with IPO counsel

8.	Explore alternatives

EXHIBIT C

LIST OF OUTSIDE BUSINESS ACTIVITIES

1.	Executive currently receives regular quarterly compensation from Ortek Therapeutics resulting from a previous engagement. Executive occasionally provides advice to Ortek Therapeutics. During the term of employment under this Agreement, Executive shall not increase the amount of time expended in service of Ortek Therapeutics nor serve as an officer or director of Ortek Therapeutics without Company’s prior written authorization.

2.	Executive recently assisted MOJO Organics with regard to a financing and will be eligible for compensation for such prior assistance.